EXHIBIT 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
Datascension Inc.

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form SB-2) of Datascension Inc. and to the incorporation by reference therein of the consolidated financial statements of the Company included in its Registration Statement and the quarterly reports filed with the Securities and Exchange Commission. We further consent to the inclusion in this Form SB-2 Datascension Inc. of our report dated March 30, 2004, on our audit of the financial statements of Datascension Inc. (formerly known as Nutek Inc.), as of December 31, 2003 and 2002 and for the year then ended.

/s/Gary V. Campbell, CPA, Ltd.

Las Vegas, Nevada
January 5, 2005